Exhibit 5.1
November 2, 2020
Regis Corporation
3701 Wayzata Boulevard
Suite 500
Minneapolis, Minnesota 55416
To Whom it May Concern:
I am a member of the bar of the State of Minnesota and the General Counsel of Regis Corporation (the “Company”). Reference is made to the Registration Statement on Form S-8 (the “Registration Statement”) that the Company intends to file with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended, for the purpose of registering an aggregate of 717,360 shares of common stock, $0.05 par value (the “Common Stock”) of the Company, issuable upon (a) the vesting and exercise of 358,680 stock options granted to Felipe A. Athayde, the Company’s President and Chief Executive Officer, pursuant to a Stock Option Award Agreement (Inducement Grant) and (b) the vesting of 358,680 shares subject to restricted stock units granted to Mr. Athayde pursuant to a Restricted Stock Unit Agreement (Inducement Grant) (together, the “Inducement Award Agreements”).
I have examined such documents and have reviewed such questions of law as I have considered necessary and appropriate for the purposes of this opinion. Based on the foregoing, I am of the opinion that, when issued and sold in accordance with the terms and conditions of the Inducement Award Agreements, the shares of Common Stock to be issued under the Inducement Award Agreements will be legally issued, fully paid and nonassessable.
I consent to the use of this opinion as an exhibit to the Registration Statement.
Very truly yours,

/s/ Amanda P. Rusin
Amanda P. Rusin
Senior Vice President, General Counsel and Corporate Secretary

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